Exhibit 5.1

Tel Aviv, March 10, 2023

Sol-Gel Technologies Ltd.
7 Golda Meir St., Weizmann Science Park

Ness Ziona, 7403648, Israel

          Re:  Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel for Sol-Gel Technologies Ltd., a company organized under the laws of Israel (the “Company”), in connection with  with the registration statement on Form F-1 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act ”) (the “Registration Statement”), which registers the resale, from time to time, of up to 6,560,000 ordinary shares, NIS par value 0.01  per share (“Ordinary Shares”) of the Company held or to be held or beneficially owned by certain selling shareholders (the “Selling Shareholders”), consisting of the purchasers, Armistice Capital and M. Arkin Dermatology, who are identified in the prospectus that forms a part of the Registration Statement.

These 6,560,000 Ordinary Shares consist of: (i) 2,560,000 Ordinary Shares (“Investor  Warrant Shares”) issued or issuable upon the exercise of warrants (“Investor Warrants”) that were issued pursuant to the securities purchase agreement, dated as of January 27, 2023 (the “Securities Purchase Agreement”), between the Company and Armistice Capital, (ii) 2,000,000 Ordinary Shares (“Affiliate Shares”) issuable pursuant to the Subscription Agreement between the Company and M. Arkin Dermatology Ltd. (the “Subscription Agreement”), and (iii) 2,000,00 Ordinary Shares (and together with the Investor Warrant Shares. the “Warrant Shares”) issued or issuable upon the exercise of the warrants (together with the Investor Warrants, the “Warrants”) that were issued pursuant to the Subscription Agreement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Forms of Warrant appended as Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 31, 2023; (ii) a copy of the Amended and Restated Articles of Association of the Company, as currently in effect (the “Articles”); (iii) the Form of Securities Purchase Agreement appended as Exhibit 10.1 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 31, 2023; (iv) the Subscription Agreement appended as Exhibit 10.2 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 31, 2023; (v) minutes of meetings of the audit committee and the board of directors, approving the Company’s entry into the Securities Purchase Agreement and the Subscription Agreement with the Selling Shareholders, the Warrants and all related actions; (vi) the Notice of Special Meeting and Proxy Statement of the Company, dated March 1, 2023, in respect of the upcoming special meeting of the Company’s shareholders, scheduled for March 30, 2023 (the “Special Meeting”), furnished by the Company to the SEC as Exhibit 99.1 to its Report of Foreign Private Issuer on Form 6-K on March 1, 2023; and (vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

For purposes of our opinions, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.  We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the audit committee and the Board of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that the Company’s shareholders will approve the Subscription Agreement at the Special Meeting.

Based upon and subject to the foregoing, we are of the opinion that (i) the Affiliate Shares have been duly authorized, and when issued and sold by the Company and delivered by the Company in accordance with the Subscription Agreement, will be validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized, and when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the  Warrants, in accordance with and in the manner described therein and in the Registration Statement, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Goldfarb, Gross, Seligman & Co.
Goldfarb, Gross, Seligman & Co.